Exhibit 99.1

Bright Horizons names Chief Development Officer Stephen Kramer President

Promotes veteran executive leaders

Watertown, MA, December 22, 2015: Bright Horizons Family Solutions (NYSE: BFAM) today announced that Stephen Kramer has been named President, effective January 1, 2016. Kramer currently serves as Bright Horizons’ Chief Development Officer and joined Bright Horizons in 2006 when the company acquired the organization he co-founded in 1998. He has previously served as Bright Horizons’ Managing Director for Europe and as Senior Vice President of Strategic Operations. On a day-to-day basis Kramer will lead the company’s global growth strategy and will oversee operations in Europe and India, as well as the Back-Up Dependent Care and Educational Advisory Services segments. Kramer is a graduate of Babson College and Harvard Business School. As President he will continue to report to CEO David Lissy.

“Stephen has played a very important role in our growth and the ongoing success of our operations both in the U.S. and around the world. He is a very talented leader who embraces the Bright Horizons mission and all that we do,” said Lissy. “I am thrilled to announce his well-deserved and hard-earned promotion to President of Bright Horizons and am very excited about the important leadership role that he will provide as we continue to grow and advance our mission.”

“I am both energized and humbled by this responsibility,” said Kramer. “Wherever I travel across the U.S. and around the world, I am always in awe of the talent, passion, and compassion in the Bright Horizons family – filled with people committed to bringing their very best every day to those we serve. Bright Horizons is a special place with a bright future, and that makes this an even more special honor.”

Lissy also announced that Mary Lou Burke Afonso has been named Chief Operating Officer, North America Center Operations, effective January 1. Burke Afonso is a 20-year veteran of Bright Horizons, having served in a variety of leadership roles in nearly every aspect of the organization, including operations, finance, and client relations. She has most recently served as Executive Vice President of U.S. Center Operations. Burke Afonso is a graduate of Boston College School of Management. In her new role, Burke Afonso will continue to report to Lissy.

“Mary Lou is a trusted and respected leader who holds everyone accountable for positive outcomes and results for our business and our culture. She has proven herself over her many years with Bright Horizons to be exceptionally capable of managing in a multi-site environment with a strong focus on inspiring our team to do the very best for the children, families, and employer clients we serve,” said Lissy.

Two additional long-tenured Bright Horizons leaders were also promoted to expanded executive leadership roles effective January 1. Mandy Berman, who joined Bright Horizons in 2005, was promoted to the role of Executive Vice President and Chief Administrative Officer, and Sandy Wells, a 23-year veteran of the company, was promoted to Chief Development Officer, leading the company’s sales and client relations teams in the employer market. Both Berman and Wells will be reporting to Stephen Kramer in his role as President.

These announcements follow the retirement of President and COO Mary Ann Tocio this past July and have been part of the company’s long-standing commitment to succession planning and developing a deep bench of leaders.

“We are very fortunate to have such a talented group of executive leaders at Bright Horizons who have worked closely together with each other and with me over the years. They each in turn lead teams of talented people who drive us forward every day. These promotions reflect the depth of talent at Bright Horizons and are well-deserved by each of them,” Lissy noted.

About Bright Horizons Family Solutions Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education, and other services designed to help employers and families better address the challenges of work and life. The Company provides center-based full service child care, back-up dependent care and educational advisory services to more than 1000 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada, and India, including more than 140 FORTUNE 500 companies and more than 80 of Working Mother magazine’s 2015 “100 Best Companies for Working Mothers.” Bright Horizons is headquartered in Watertown, MA.

Forward-Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, future leadership, leadership development and Company growth. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services; our dependence on key management and key employees to manage our business; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed March 2, 2015, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:

Elizabeth Boland

CFO – Bright Horizons

eboland@brighthorizons.com

617-673-8125

Media:

Ilene Serpa

VP, Communications – Bright Horizons

iserpa@brighthorizons.com

617-673-8044